CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Annual Report" in the Statement of Additional Information and to the incorporation by reference of our report dated February 5, 2007 on the financial statements and financial highlights of Markman MultiFund Trust, in Post-Effective Amendment Number 19 to the Registration Statement (Form N-1A, No. 33-85182) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP


Cincinnati, Ohio
April 27, 2007